CHANGE IN CONTROL AGREEMENT

This Agreement, effective as of the date the agreement is entered into, by and between EuroBancshares, Inc. (the “Company”), a registered bank holding company which is the sole shareholder of Eurobank, a Puerto Rico banking corporation, with main offices in San Juan, Puerto Rico (the “Bank”), and Luis J. Berríos López, Jr., a key employee and officer of the Bank and the Company, and a resident of San Juan, Puerto Rico (the “Executive”), provides as follows:

WITNESSETH:

WHEREAS, Executive is currently the Executive Vice President and CLO of the Bank, serving at the pleasure of the Board of Directors of the Bank; and

WHEREAS, the Company desires to provide an incentive to the Executive to continue his employment with the Bank; and

WHEREAS, the Company recognizes that at some point in the future the possibility of a Change in Control (as hereinafter defined) may exist, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, Executive is willing to continue to serve the Bank but desires assurance that in the event of any Change in Control of the Company or the Bank, he will continue to have the responsibility and stature he has earned within the Bank, or in the alternative, if terminated that he be adequately compensated as herein provided; and

WHEREAS, the Company desires to provide certain benefits to the Executive in the event there is a Change in Control of the Company or the Bank; and

WHEREAS, the Company and the Executive now desire to enter into this Agreement to establish the terms and conditions upon which such payments will be made.

NOW, THEREFORE, in consideration of the mutual undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE ONE — DEFINITIONS

1. “Bank Board” shall mean the Board of Directors of the Bank.

2. “Beneficiary” shall mean the person(s) described in Article Four of this Agreement.

3. “Board” shall mean the Board of Directors of the Company.

4. “Change in Control” shall mean and shall be deemed to have occurred for purposes of this Agreement if and when:

(A) any entity, person or group of persons acting in concert (other than the current members of the Board of Directors of the Company or any of their descendants) becomes beneficial owner (within the meaning of Section 13(d) of the Securities and Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company or any successor corporation;

(B) any entity, person or group of persons acting in concert (other than the current members of the Board of Directors of the Company or any of their descendants) becomes beneficial owner (within the meaning of Section 13(d) of the Securities and Exchange Act of 1934), directly or indirectly, of securities of the Bank representing more than twenty-five percent (25%) of the combined voting power of the Bank or any successor;

(C) the effective date of a merger or consolidation of the Company or the Bank with one or more other corporations or banks, as a result of which the holders of the outstanding voting stock of the Company immediately prior to the merger hold less than sixty-six percent (66%) of the combined voting power of the surviving or resulting corporation or bank; or

(D) the effective date of a transfer of all or substantially all of the property of the Company or the Bank other than to an entity of which the Company or the Bank owns at least eighty (80%) of the combined voting power.

Notwithstanding the above, no Change in Control shall be deemed to occur for purposes of this Agreement as a result of any transaction or series of transactions involving only the Company, the Bank, any affiliate (within the meaning of Section 23A of the Federal Reserve Act of 1913, as amended), or any of them or their successors.

5. “Compensation” shall mean the Executive’s base annual salary (which is intended to be total base salary without proration for actual months worked), plus the highest performance or incentive based remuneration, (herein the “Performance Compensation”), as reported by the Bank on 499-R2/W-2 Form (or its equivalent) in any of the four fiscal years prior to the termination of employment.

6. “Constructive Termination” shall mean that the Executive resigns from his position(s) with the Company or the Bank as a result of any of the following:

(A) Without his express written consent, the detrimental assignment to the Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Bank or the Company as in effect immediately before a Change in Control or any removal of the Executive from or any failures to re-elect the Executive to any of such positions, except in connection with the termination of his employment for Cause or as a result of his Disability or death; provided, however that a change in title alone will not constitute a “constructive termination” for purposes of this provision;

(B) A reduction of the Executive’s Compensation without the prior written consent of the Executive, which is not remedied within thirty (30) calendar days after receipt by the Company of written notice from the Executive of such reduction;

(C) A determination by the Executive made in good faith that as a result of a Change in Control, he has been rendered unable to carry out, or has been hindered in the performance of, any of the authorities, powers, functions, responsibilities or duties attached to his position with the successors of the Company or the Bank, which situation is not remedied within thirty (30) calendar days after receipt by the Company of written notice from the Executive of such determination;

(D) The Bank shall relocate its principal executive offices or require Executive to have as his principal location of work any location which is outside the Commonwealth of Puerto Rico or to travel away from his office in the course of discharging his responsibilities or duties hereunder more than thirty (30) consecutive calendar days or an aggregate of more than ninety (90) calendar days in any consecutive three hundred sixty-five (365) calendar-day period without, in either, case his prior written consent; or

(E) Failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7. “Director” or “Directors” shall mean any member, or members, of either the Board or the Bank Board, as applicable.

8. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

9. “Termination for Cause” shall mean that the Executive is involuntarily terminated from employment based upon his commission of any of the following:

(A) a felony;

(B) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or the Bank;

(C) the removal of Executive from the performance of his duties by any bank regulatory authority;

(D) the assessment of civil money penalties against Executive by any bank regulatory authority as a result of a violation of any rule, regulation or statute other than laws focused primarily upon consumer lending;

(E) intentional breach of fiduciary duty owed to the Bank or to the Company, as applicable, involving personal profit by Executive; and

(F) appointment of a conservator or receiver for the Bank by applicable bank regulatory authorities, unless the cause of such appointment is fraud committed upon the Bank by a person or person(s) other than Executive.

For the purpose of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or the Bank. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the Directors then in office at a meeting of either the Board or the Bank Board, as applicable, called and held for such purpose (after at least ten (10) days’ notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before such board), finding that in the good faith opinion of either the Board or the Bank Board, as applicable, the Executive had committed an act set forth above and specifying the particulars thereof in detail. The number of votes needed to constitute a majority shall be determined based on the total number of Directors then serving, including any abstaining Director. Nothing herein shall limit the right of the Executive or his Beneficiary to contest the validity or propriety of any such determination.

ARTICLE TWO — BENEFITS

1. Nature of Benefits. The following benefits provided by the Company and the Bank to the Executive are in the nature of a fringe benefit and shall in no event be construed to affect or limit the Executive’s current or prospective salary increases, cash bonuses, profit sharing distribution or credits, or any other benefit. Notwithstanding the foregoing, the terms and conditions of this Agreement shall govern, control, and supersede all contrary or conflicting provisions contained in any other agreement or contract between the Bank and Executive, including without limitation any employment agreement between the Executive and the Bank.

2. Termination of Agreement or Employment Prior to a Change in Control. The Board may, without cause, terminate this Agreement at any time prior to a Change in Control by giving ninety (90) days written notice to Executive. In such event, the Executive, if requested by the Board, shall continue to render his services, and shall be paid his Compensation up to the date of his termination. In addition, the Executive shall be paid on the date of his termination of employment, if prior to a Change in Control, due to either (i) his Constructive Termination, or (ii) his involuntary termination by the Bank, provided that such involuntary termination was not a Termination for Cause, a severance payment in an amount equal to $500,000 and, in addition, accrued vacation and those other benefits referred to in Section 1 of this Article Two. If the Executive voluntarily terminates employment with the Company and the Bank prior to a Change in Control, no benefits will be provided under this Agreement.

3. Severance Payment Upon Termination After Change in Control.

(A) Executive (or his Beneficiaries, if applicable) shall have the right to receive a cash lump sum payment equal to $500,000 paid by the Company and the Bank upon a “Triggering Termination,” which shall mean the Executive’s termination of employment with the Bank on or within two (2) years after a Change in Control due to either (i) his Constructive Termination, or (ii) his involuntary termination by the Bank, provided that such involuntary termination was not a Termination for Cause. Payment shall be made within thirty (30) days of the Triggering Termination date.

(B) In the event that Executive continues in the employment of the Bank for the period commencing on the date of the Change in Control and ending on the six-month anniversary of the Change in Control (the “Stay Put Period”), then Executive (or his Beneficiaries, if applicable) shall have the right to receive a cash lump sum payment equal to $500,000 paid by the Company and the Bank upon Executive’s voluntary termination of employment with the Bank within thirty days following the expiration of the Stay Put Period. Payment shall be made within thirty (30) days of the expiration of the Stay Put Period.

4. Additional Benefits Upon Termination After Change in Control. For a period of two (2) years from the date of a Change in Control (the “Benefits Period”), the Executive shall continue to be eligible to participate in (and the Company or Bank shall continue contributions on his behalf to) all health, dental, disability, accident and life insurance plans or arrangements made available by the Company or the Bank in which he or his dependents were participating immediately prior to the date of his termination as if he continued to be an employee of the Company and the Bank, to the extent that participation in any one or more of such plans and arrangements is possible under the terms thereof and provided that if the Executive obtains employment with another employer during the Benefits Period, such coverage shall be provided only to the extent that the coverage exceeds the coverage of any substantially similar plans provided by his new employer.

ARTICLE THREE — RESTRICTIONS UPON FUNDING

The Company shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, his Beneficiary or any successor-in-interest to him shall be and remain simply a general creditor of the Company in the same manner as any other creditor having a general unsecured claim.

For purposes of the Code, the Company intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Company. For purposes of ERISA, the Company intends that this Agreement not be subject to ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Bank for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

At no time shall the Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Company; rather the Executive shall remain a general unsecured creditor of the Company. If the Company elects to invest in a life insurance, disability or annuity policy upon the life of Executive, the Executive shall assist the Company by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

ARTICLE FOUR — DESIGNATION OF BENEFICIARIES

Should the Executive die prior to full payment of amounts due under Article Two, payment shall be made to his Beneficiaries. The Executive’s written designation of one or more persons or entities as his Beneficiary shall operate to designate the Executive’s Beneficiary under this Agreement. The Executive shall file with the Company a copy of his Beneficiary designation on the form supplied to the Executive by the Company. The last such designation form received by the Company shall be controlling, and no designation, or change or revocation of a designation shall be effective unless received by the Company prior to the Executive’s death.

If no Beneficiary designation is in effect at the time of an Executive’s death, if no designated Beneficiary survives the Executive or if the otherwise applicable Beneficiary designation conflicts with applicable law, the Executive’s estate shall be the Beneficiary.

ARTICLE FIVE — INTERPRETATION, AMENDMENT AND TERMINATION

The Company shall have the exclusive power and authority to interpret and construe the Agreement. The Board may engage agents to assist it and may engage legal counsel, who may be counsel to the Company or the Bank. The Agreement may be amended, suspended or terminated, in whole or in part, only by a written instrument signed by a duly authorized officer of the Company and by Executive.

ARTICLE SIX — TERMINATION

This Agreement shall terminate on the earlier of:

(A)	any payment to the Executive under Article Two hereof; or
(B)	the fifth (5th) anniversary of the first event that constitutes a Change in Control.

ARTICLE SEVEN — MISCELLANEOUS

1. Alienability and Assignment Prohibition. Neither the Executive, his spouse nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

2. Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

3. Effect on Other Corporate Benefit Plans. Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Company’s or the Bank’s existing or future compensation structure.

4. Section 409A. To the extent necessary, this Agreement will be amended, without any reduction in the value of the payments and benefits hereunder, to exclude all such compensation from the definition of “deferred compensation” within the meaning of Section 409A of the Code.

5. Legal Fee Reimbursement. The Company will reimburse the Executive the full amount of all legal fees reasonably incurred in asserting his rights hereunder, regardless of the outcome of the dispute.

6. Headings. Headings and Subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

7. Applicable Law. The validity and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Puerto Rico.

8. No Employment Agreement. No provision of this Agreement shall be deemed or construed to create specific employment rights to the Executive nor limit the right of the Company or the Bank to discharge the Executive at any time with or without cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily sever his employment at any time.

9. Withholding of Taxes. The Company shall deduct from the amount of any payment made pursuant to this Agreement any amounts required to be paid or withheld by the Company with respect to federal or state taxes. By executing this Agreement, the Executive agrees to all such deductions.

10. Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions in this Agreement shall not in any way be affected or impaired.

11. Arbitration.

(A) In the event of any claim or controversy arising out of or relating to this Agreement or the breach of this Agreement, the parties agree that all such claims or controversies shall be resolved by final and binding arbitration in San Juan, Puerto Rico in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date when the claim or controversy first arises. Either party must communicate its request for arbitration under this section in writing (“Arbitration Notice”) to the other party within one hundred twenty (120) days from the date the claim or controversy first arises. Failure to communicate Arbitration Notice within one hundred twenty (120) days shall constitute a waiver of any such claim or controversy.

(B) All claims or controversies subject to arbitration under this section shall be submitted to an arbitration hearing within thirty (30) days from the date Arbitration Notice is communicated by either party. All claims or controversies submitted to arbitration under this section shall be resolved by a panel of three (3) arbitrators who are licensed to practice law in the Commonwealth of Puerto Rico and who are experienced in the arbitration of employment disputes. These arbitrators shall be selected in accordance with the applicable Commercial Arbitration Rules or by agreement of the parties. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a decision on any claim or controversy within thirty (30) days from the date the arbitration hearing is completed. The parties shall have the right to be represented by legal counsel at any arbitration hearing. The costs of any arbitration hearing, including the attorneys’ fees incurred by both parties (including any costs, expenses or attorneys’ fees incurred in filing any lawsuit to compel arbitration under subsection (C), if applicable), shall be paid by the losing party or parties.

(C) The arbitration provisions in this section are subject to the Federal Arbitration Act 9 U.S.C. §§ 1 et seq. (West 1998) (or any successor provisions) and may be specifically enforced by any party, and submission to arbitration proceedings compelled, by any Court of competent jurisdiction. The decision of the arbitrators may be specifically enforced by any party in any court of competent jurisdiction.

ARTICLE 8 — CONFIDENTIALITY

1. Recognizing that the knowledge and information about, or relationships with, the business associates, customers, clients, and agents of the Bank and the business methods, systems, plans, and policies of the Bank, which the Executive has heretofore and shall receive, obtain, or establish as an employee of the Bank or otherwise are valuable and unique assets of the Bank, the Executive agrees that, during the continuance of this Agreement and thereafter, he/she shall not otherwise than pursuant to his/her duties hereunder, disclose without the written consent of the Bank, any material or substantial, confidential, or proprietary know-how, data or information pertaining to the Bank, or its business, personnel, or plans to any persons, firm, corporation, or other entity, for any reason or purpose whatsoever.

2. The Executive hereby acknowledges that the services rendered or to be rendered by him/her are special, unique, and extraordinary character and, in connection with such services, he/she will have access to Confidential Information covering the Bank’s business.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereon on the 8th day of May, 2008, and that, upon execution, each has received a conforming copy.

EXECUTIVE:	THE COMPANY:

EuroBancshares, Inc.

/s/ Luis J. Berríos López	/s/ Ricardo Levy
Luis J. Berrios Lopez, Jr.	Ricardo Levy
President Compensation Committee

/s/ Carlos Rom
Witness

THE BANK:

Eurobank

/s/ Ricardo Levy
Ricardo Levy
President Compensation Committee